Exhibit 99.1

NEWS RELEASE

Contacts:
Main Street Capital Corporation
Dwayne L. Hyzak, CFO and Senior Managing Director
dhyzak@mainstcapital.com
713-350-6000

Dennard Rupp Gray & Lascar, LLC
Ken Dennard | ksdennard@drg-l.com
Ben Burnham | bburnham@drg-l.com
713-529-6600

Main Street Capital Announces Dividend Increase

Dividends of $0.145 per Share for July, August and September 2012 Represent a 11.5% Increase Compared to Third Quarter 2011

HOUSTON, May 2, 2012 — Main Street Capital Corporation (NYSE: MAIN) (“Main Street”) announced today that its Board of Directors declared monthly dividends of $0.145 per share for each of July, August and September 2012.  These monthly dividends, which will be payable pursuant to the table below, equal a total of $0.435 per share for the third quarter of 2012. The third quarter 2012 dividends represent a 11.5% increase from the dividends declared for the third quarter of 2011 and a 3.6% increase compared to the second quarter of 2012.  Including the dividends declared for the third quarter of 2012, Main Street will have paid $7.58 per share in cumulative dividends since its October 2007 initial public offering.

Summary of Third Quarter 2012 Monthly Dividends

Declared	Ex-Dividend Date	Record Date	Payment Date	Amount Per Share
5/1/2012	6/19/2012	6/21/2012	7/16/2012	$0.145
5/1/2012	7/18/2012	7/20/2012	8/15/2012	$0.145
5/1/2012	8/17/2012	8/21/2012	9/14/2012	$0.145
		Total for Third Quarter 2012:		$0.435

When declaring dividends, the Main Street Board of Directors reviews estimates of taxable income available for distribution, which differs from consolidated income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, (iii) activity at our taxable subsidiaries, and (iv) the amount of undistributed taxable income (or “spillover income”) carried over from a given year for distribution in the following year. The final determination of 2012 taxable income, as well as the tax attributes for 2012 dividends, will be made after the close of the 2012 tax year.  The final tax attributes for 2012 dividends will generally include both ordinary taxable income and capital gains but may also include qualified dividends and return of capital.

Main Street maintains a dividend reinvestment plan (“DRIP”) that provides for the reinvestment of dividends on behalf of its stockholders, unless a stockholder has elected to receive dividends in cash. As a result, if Main Street declares a dividend, our stockholders who have not “opted out” of the DRIP by the dividend record date will have their dividend automatically reinvested into additional shares of our common stock.  Main Street has the option to satisfy the share requirements of the DRIP through the issuance of new shares of common stock or through open market purchases of common stock by the DRIP plan administrator.  Newly-issued shares will be valued based upon the final closing price of Main Street’s common stock on a specified valuation date for each dividend as determined by Main Street’s Board of Directors.  Shares purchased in the open market to satisfy the DRIP requirements will be valued based upon the average price of the applicable shares purchased by the DRIP plan administrator, before any associated brokerage or other costs.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies. Main Street’s portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors.  Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides “one stop” financing alternatives within its lower middle market portfolio.  Main Street’s lower middle market companies generally have annual revenues between $10 million and $150 million. Main Street’s middle market debt investments are made in businesses that are generally larger in size than its lower middle market portfolio companies.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements, including but not limited to the potential tax attributes for 2012 dividends. Any such statements other than statements of historical fact are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under Main Street’s control, and that Main Street may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual performance and results could vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and Main Street undertakes no obligation to update any such statement now or in the future.

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